Exhibit 10.2
***Text Omitted and Filed Separately with
the Securities and Exchange Commission.
Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2.

LICENSE AGREEMENT
This LICENSE AGREEMENT (the “Agreement”) is executed as of March 5, 2018 (the “Effective Date”) by and between Ligand Pharmaceuticals Incorporated, a corporation organized under the laws of Delaware and having a place of business at 3911 Sorrento Valley Blvd #110, San Diego, CA 92121 (“Ligand”) and Roivant Sciences GmbH, a corporation organized under the laws of Switzerland and having a place of business at Viaduktstrasse 8, 4051 Basel, Switzerland (“Licensee”). Ligand and Licensee are each referred to herein by name or, individually, as a “Party” or, collectively, as “Parties.”
BACKGROUND
WHEREAS Ligand Controls (as defined below) certain patent rights and know-how, which relate to LGD-6972 (as defined below);
WHEREAS, Licensee desires to obtain an exclusive license to develop and commercialize LGD-6972 in the Territory as set forth herein; and
WHEREAS, Ligand desires to grant such license to Licensee, all in accordance with the terms and conditions herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein below and other consideration, the receipt and sufficiency of which is hereby acknowledged, Ligand and Licensee hereby agree as follows:
ARTICLE 1
DEFINITIONS
As used in this Agreement, capitalized terms shall have the meanings indicated in this ARTICLE 1 (DEFINITIONS) or as specified elsewhere in this Agreement:
1.1    “Affiliate” means, with respect to a Person, any Person that is controlled by, controls, or is under common control with such first Person, as the case may be. For purposes of this Section 1.1 (“Affiliate”), the term “control” means (a) direct or indirect ownership of fifty percent (50%) or more of the voting interest in the entity in question, or fifty percent (50%) or more interest in the income of the entity in question (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), or (b) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise).
1.2    “Business Day” means a day other than Saturday, Sunday, or any other day on which commercial banks located in New York City or Basel, Switzerland are authorized or obligated by applicable Law to close.

1.3    “Captisol®” means Ligand’s proprietary, modified cyclodextrin compound (CAS Number: 182410-00-0) that has the specifications set forth on Exhibit C.
1.4    “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31; provided, however, that (a) the first Calendar Quarter of the Term will extend from the Effective Date to the end of the first complete Calendar Quarter thereafter and (b) the last Calendar Quarter of the Term will end upon the expiration or termination of this Agreement.
1.5    “Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party which results in the stockholders or equity holders of such Party not owning at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, or (b) except in the case of a bona fide equity or debt financings, whether private or public, in which a Party issues new shares of its capital stock or securities convertible into shares of such Party, a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates.
1.6    “Clinical Trial” means an investigation in human subjects and/or patients intended to discover or verify the clinical, pharmacological and/or other pharmacodynamic effects of Product, and/or to identify any adverse reactions to Product, and/or to study absorption, distribution, metabolism, and/or excretion of Product with the objective of ascertaining its safety, activity and/or efficacy.
1.7    “Commercially Reasonable Efforts” means, with respect to LGD-6972 or any Product, that level of efforts and resources commonly dedicated in the pharmaceutical industry by a pharmaceutical company of a similar size and at a similar stage as the applicable Party to the manufacture, Development or commercialization, as the case may be, of a product of similar commercial potential at a similar stage in its lifecycle to LGD-6972 or any Product, in each case taking into account issues of safety and efficacy and other relevant scientific, technical and commercial factors, including product profile, the regulatory environment, payors’ policies and regulations, competitiveness of the marketplace and the market potential of such products, the nature and extent of market exclusivity, including patent coverage and regulatory data protection, and price and reimbursement status, but without regard to any payments owed to Ligand under this Agreement.
1.8    “Confidential Information” means any information of a confidential and proprietary nature, including know-how, information, invention disclosures, patent applications, proprietary materials and/or technologies, economic information, business or research strategies, trade secrets, and material embodiments thereof, disclosed by a Party to the other Party and characterized to the receiving Party as confidential.
1.9    “Control” or “Controlled” means, with respect to any information, material or intellectual property right, that a Party owns or has a license to such information, material or intellectual property right, as applicable, and has the ability to grant to the other Party access to, or a license or sublicense under, such information, material or intellectual property right as provided under the terms of this Agreement. Notwithstanding the foregoing, with respect to any Licensed Technology obtained by Ligand after the Effective Date, if use of any information, material or intellectual property right by Licensee requires that Ligand pay royalties, milestone payments or other consideration to a Third Party, then such information, material or intellectual property right shall only be deemed to be Controlled by Ligand if Licensee has agreed to pay its pro rata share of the financial consideration due to such Third Party.
1.10    “Cover”, “Covered” or “Covering” means, with respect to a particular compound or Product and a particular Patent, that, but for rights granted to a Person hereunder, the making, using or selling of such compound or Product would infringe a Valid Claim in such Patent.
1.11    “Develop” or “Development” means pre-clinical and clinical research and development activities, including toxicology and other pre-clinical development efforts, stability testing, process development, formulation development, active pharmaceutical ingredient (“API”) manufacturing development, dosage form development and manufacturing, delivery system development, quality assurance and quality control development, statistical analysis, clinical pharmacology, clinical studies (including Clinical Trials), regulatory affairs, and Regulatory Approval and clinical study regulatory activities.
1.12    “Development Funding Payment” has the meaning set forth in Section 4.2(b) (Development Requirements).
1.13    “Development Plan” has the meaning set forth in Section 4.2(a) (Development Plan and Reports).
1.14    “EU” means the European Union, at all times including the United Kingdom.
1.15    “Executive” shall mean for Ligand, the Chief Executive Officer of Ligand (or such individual’s designee), and, for Licensee, the Chief Executive Officer of Licensee (or such individual’s designee) (unless this entire Agreement has been assigned or sublicensed to an Affiliate of Licensee, in which case, “Executive” shall mean the Chief Executive Officer of such Affiliate (or such individual’s designee)). If either position is vacant or either position does not exist, then the person having the most nearly equivalent position (or such individual’s designee) shall be deemed to be the Executive of the relevant Party.
1.16    “FCPA” has the meaning set forth in Section 7.2(a) (Anti-Corruption Compliance).
1.17    “FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. §301, et seq.), including any amendments or supplements thereto.
1.18    “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
1.19    “Field” means all uses, including the treatment, prevention and diagnosis of any and all human and animal diseases, disorders and conditions.

1.20    “First Commercial Sale” means, with respect to any Product in any country or jurisdiction in the Territory, the first arm’s length sale of such Product by Licensee, its Affiliates or Sublicensees to a Third Party for distribution, use or consumption in such country or jurisdiction after the Regulatory Approvals have been obtained for such Product in such country or jurisdiction.
1.21    “Fiscal Year” means the period commencing on May 1 of a calendar year and ending on April 30 of the following calendar year.
1.22    “GAAP” means Generally Accepted Accounting Principles current in the United States, as consistently applied.
1.23    “Generic Competition” means, with respect to a particular mode of administration (such as topical versus subcutaneous injection) of a Product and a particular country, any other prescription pharmaceutical product that (i) contains the same active ingredient(s) as such Product, (ii) has the same mode of administration as such Licensed Product, (iii) is “therapeutically equivalent” as evaluated by the FDA, applying the definition of “therapeutically equivalent” set forth in the preface to the FDA’s Orange Book: Approved Drug Products with Therapeutic Equivalence Evaluations (or, with respect to any country in the Territory outside the United States, is similarly substitutable under equivalent applicable Law in such country), to such Product, and (iv) achieves greater than thirty-five percent (35%) market share in such country.
1.24    “Governmental Entity” means any regional, central, federal, state, provincial or local court, commission or governmental, regulatory or administrative body, board, bureau, agency, instrumentality, authority or tribunal or any subdivision thereof.
1.25    “Government Official” has the meaning set forth in Section 7.1(f).
1.26    [***]
1.27    “IFRS” means International Financial Reporting Standards as promulgated by the International Standards Accounting Board, as consistently applied.
1.28    “Improvement” means any discovery, invention, contribution, method, finding, or improvement, whether or not patentable, and all intellectual property therein, that is conceived, reduced to practice, or otherwise developed by or on behalf of a Party, during the Term, that is a modification, improvement or enhancement to the Licensed Technology.
1.29    “Incremental Withholding Taxes” has the meaning set forth in Section 3.11(b) (Tax Cooperation).
1.30    “IND” means an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct Clinical Trials filed with or submitted to a Regulatory Authority in the applicable jurisdiction in conformance with the requirements of such Regulatory Authority.
1.31    “Indication” means a medically recognized disease or disorder which in all cases requires a Clinical Trial for Regulatory Approval for the relevant Product label, and shall include sub-types of the same disease and pediatric populations of the same disease, i.e. such subtypes and pediatric populations shall be part of the indication and shall not be treated as a separate indication. For clarity, expansion of the label to include sub-types of the same disease or pediatric populations of the same disease for an already-approved Indication will not constitute a second Indication.
1.32    “Initial Public Offering or IPO” means the first underwritten public offering of Common Stock of the Licensee (or the Affiliate of Licensee to which the U.S. and EU rights under this Agreement have been assigned or sublicensed) for the account of the Licensee (or the Affiliate of Licensee to which any rights in the U.S. and/or EU have been assigned or sublicensed under this Agreement) registered under the Securities Act of 1933, as amended.
1.33    “Intellectual Property Rights” means Patents, copyrights, database rights, trade secret and similar rights of any type (excluding trademarks) under the laws of any Governmental Entity, including all applications, registrations, extensions and renewals relating to any of the foregoing.
1.34    “Know-How” means all technical information and other technical subject matter, proprietary methods, ideas, concepts, formulations, discoveries, inventions, devices, technology, trade secrets, compositions, designs, formulae, know-how, show-how, specifications, drawings, techniques, results, data, processes, methods, procedures, designs and regulatory correspondence and information (including pharmacological, toxicological, pre-clinical, clinical and manufacturing test data, manufacturing protocols, analytical methods and data, quality control data and process validation) whether or not patentable.
1.35    “LGD-6972” means [***].
1.36    “Law” means, individually and collectively, any and all laws, ordinances, orders, rules, rulings, directives and regulations of any kind whatsoever of any Governmental Entity or Regulatory Authority within the applicable jurisdiction.
1.37    “Licensed Know-How” means all Know-How Controlled by Ligand or any of its Affiliates as of the Effective Date that is (a) necessary or useful in connection with developing, making, using, selling, offering to sell, exporting and importing LGD-6972 or any Other GRA Compound in the Territory and (b) not included in the Licensed Patents.
1.38    “Licensed Patents” means those Patents listed on Exhibit B attached hereto, and all Patents in the Territory (i) to which any of the Patents set forth on Exhibit B claim priority or (ii) for which any of the Patents on Exhibit B form a basis for priority, including any divisionals, continuations, substitutions, continuations-in-part, extensions, renewals, re-examinations or reissues of such Patents (including any foreign counterparts thereof) listed on Exhibit B. In the event that Ligand or any of its Affiliates Controls any Patent that, as of the Effective Date, Covers LGD-6972 or any Other GRA Compound or, any time during the Term, Covers LGD-6972, then Exhibit B shall be automatically amended to include any such Patent.
1.39    “Licensed Technology” means the Licensed Know-How and the Licensed Patents.

1.40    “Licensee Improvements” means any and all Improvements to the Licensed Technology made by Licensee or any of its Affiliates in connection with the Development, manufacture, use or commercialization of LGD-6972 and/or Product during the Term.
1.41    “Licensee Indemnitees” has the meaning set forth in Section 8.2 (Indemnification by Ligand).
1.42    “Ligand Indemnitees” has the meaning set forth in Section 8.1 (Indemnification by Licensee).
1.43    “Litigation Costs” has the meaning set forth in Section 8.1 (Indemnification by Licensee).
1.44    “Losses” has the meaning set forth in Section 8.1 (Indemnification by Licensee).
1.45    “NDA” means a “New Drug Application,” as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any Regulatory Authority, including all documents, data, and other information concerning Product, which are necessary for gaining Regulatory Approval to market and sell Product in the relevant jurisdiction.
1.46    “Net Sales” means gross amounts invoiced by or on behalf of Licensee and any of its Affiliates or Sublicensees (each a “Selling Party”) for Product sold to Third Parties, less the following deductions, as determined in accordance with Licensee’s usual and customary accounting methods, which are in accordance with GAAP or IFRS (as applicable and as generally and consistently applied throughout Licensee’s organization) to the extent included in the gross invoiced sales price of Product or otherwise directly paid or incurred by a Selling Party with respect to the sale of Product: [***]
Each of the deductions set forth above shall be determined on an accrual basis in accordance with GAAP or IFRS, as applicable.

For purposes of determining Net Sales, a Product shall be deemed sold when invoiced and a “sale” shall not include transfers or dispositions of such Product for pre-clinical or non-commercial clinical purposes, as samples or under named patient use, compassionate use, patient assistance, or test marketing programs or other similar programs or studies. Licensee’s, its Affiliates’ or its or their Sublicensees’ transfer of any Product to an Affiliate or Sublicensee shall not result in any Net Sales, unless such Product is consumed or administered by such Affiliate or Sublicensee in the course of its commercial activities. With respect to any Product that is consumed or administered by Licensee or its Affiliates or its or their Sublicensees (other than for pre-clinical or non-commercial clinical purposes), Net Sales shall include any amount received with respect to such consumption or administration, including any services provided in connection therewith.
In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements shall be allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with Licensee’s, its Affiliates’ or its or their Sublicensees’ existing allocation method; provided that any such allocation to a Product shall be (i) done in accordance with applicable Law, including any price reporting laws, rules and regulations and (ii) subject to clause (i), in no event no greater than a pro rata allocation, such that the portion of each of foregoing rebates, discounts and other forms of reimbursements shall not be included as deductions from invoiced sales hereunder in any amount greater than the proportion of the undiscounted dollar value of such Product sold by Licensee, its Affiliates or its or their Sublicensees to Third Parties hereunder compared to the undiscounted dollar value of all the products sold by Licensee, such Affiliates and such Sublicensees to Third Parties to which such foregoing rebate, discount or other form of reimbursement, as applicable, are granted.
In the event a Product is sold in a package or formulated in combination with one or more other active ingredients that are not Products (as used in this definition of Net Sales, a “Combination Product”), then for each calendar quarter payment period and on a country-by-country basis, the gross amount invoiced for that Product shall be calculated by multiplying the gross amount invoiced for such Combination Product by the fraction A/(A+B), where “A” is the gross amount invoiced for the Product sold separately and “B” is the gross amount invoiced for the other active ingredient(s) sold separately. In the event that the other active ingredient is not sold separately, then the gross amount invoiced for that Product shall be calculated by multiplying the gross amount invoiced for the Combination Product by the fraction A/C, where “A” is the gross invoice amount for the Product, if sold separately, and “C” is the gross invoice amount for the Combination Product. In the event that a particular Combination Product is not addressed by the foregoing, Net Sales for royalty determination shall be determined by the Parties in good faith.
1.47    [***]
1.48    “Other Covered Party” has the meaning set forth in Section 7.1(f).
1.49    “Other GRA Compound” means any compound other than LGD-6972 that (a) has as its intended mechanism of action glucagon receptor antagonism and (b) the composition of matter of which is Covered by a Patent on Exhibit B.
1.50    “Patent Challenge” means if Licensee, its Affiliates or any Sublicensee: (a) institutes, or causes its counsel to institute, any interference, opposition, re-examination, review or similar proceeding with respect to any Licensed Patent with the U.S. Patent and Trademark Office or any foreign patent office; (b) makes any filing or institutes any legal proceeding, or causes its counsel to make any filing or institute any legal proceeding, with a court or other governmental body (including, the U.S. Patent and Trademark Office or any foreign patent office) in which one or more claims or allegations challenges the validity or enforceability of any Licensed Patent; or (c) makes any filing with or certification to, or causes its representative to make any filing with or certification to, the FDA pursuant to 21 U.S.C. § 355(b)(2)(A)(iv) or 21 U.S.C. § 355(j)(2)(A)(vii)(IV) with respect to any Licensed Patent.
1.51    “Patents” means all: (a) United States and foreign patents, re-examinations, reissues, renewals, term extensions, term restorations, inventors’ certificates, and counterparts of the foregoing; and (b) pending applications for United States and foreign patents, including, provisional, regular, continuation, continued prosecution, divisional, and substitute applications, and counterparts of the foregoing.
1.52    “Phase 1 Trial” means a Clinical Trial that would satisfy the requirements of 21 C.F.R. § 312.21(a) (as amended from time to time) or other comparable regulation imposed by an applicable Regulatory Authority in any country other than the United States.
1.53    “Phase 2 Trial” means a Clinical Trial that would satisfy the requirements of 21 C.F.R. § 312.21(b) (as amended from time to time) or other comparable regulation imposed by an applicable Regulatory Authority in any country other than the United States. For purposes of this Agreement, ‘initiation’ of a Phase 2 Trial means the first dosing of Product in a human subject in a Phase 2 Trial.
1.54    “Phase 3 Trial” means a Clinical Trial that would satisfy the requirements of 21 C.F.R. Part 312.21(c) (as amended from time to time) or other comparable regulation imposed by an applicable Regulatory Authority in any country other than the United States. For purposes of this Agreement, ‘initiation’ of a Phase 3 Trial means the first dosing of Product in a human subject in a Phase 3 Trial.
1.55    “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
1.56    “Product” means all preparations, compositions and formulations intended for use in the Field that contain LGD-6972 and/or another compound that (a) has as its intended mechanism of action glucagon receptor antagonism and (b) is or at any time was Covered by the Licensed Patents, whether alone or in combination with other active pharmaceutical ingredients.
1.57     “Prosecute” or “Prosecution” means, with respect to Patents, the filing for, prosecuting, responding to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings (including conducting or participating in interference and oppositions) filed by Third Parties against, and maintaining, Patents.
1.58    “Purchaser Income” means any payment received by Licensee or its Affiliates from a Third Party for an assignment of this Agreement, the sale of one or more of Licensee’s assets, programs or compounds related to this Agreement, or a Change of Control of Licensee or any Affiliate to which Licensee sublicensed any of its rights hereunder. Not included in Purchaser Income are amounts payable to the Licensee that are reasonably and fairly attributable to any of the following to the extent that each is bona fide: (a) debt financing of the Licensee, (b) Sublicense Revenues; and (c) royalty or earn-out payments made at rates no higher than those contained herein.
1.59    “Regulatory Approval” means, with respect to a country or jurisdiction within the Territory, any approval, license, registration or authorization granted or issued by a Regulatory Authority for the manufacture, marketing and sale of a Product in such country or jurisdiction, including, where applicable, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto) and (c) labeling approval.

1.60    “Regulatory Authority” means any national (e.g., the FDA), supranational (e.g., the European Medicines Agency), regional, state or local regulatory agency, department bureau, commission, council or other Governmental Entity in any jurisdiction of the world involved in the granting of Regulatory Approval for pharmaceutical products.

1.61    “Regulatory Documentation” means all submissions to Regulatory Authorities and other Governmental Entities, including for Clinical Trials, preclinical trials, tests, and biostudies, relating to a Product, including all INDs, NDAs and Regulatory Approvals, as well as all correspondence with Governmental Entities (registration and licenses, pricing and reimbursement correspondence, regulatory drug lists, advertising and promotion documents), adverse event files, complaint files, manufacturing records and inspection reports.
1.62    “Royalty Term” has the meaning set forth in Section 3.5(d) (Royalty Term).
1.63    “SEC” has the meaning set forth in Section 6.3 (Public Announcements).
1.64    “Selling Party” has the meaning set forth in Section 1.46 (“Net Sales”).
1.65    “Sublicense Agreement” has the meaning set forth in Section 2.3(a).
1.66    “Sublicense Revenues” means amounts (including, any licensing fees, or license maintenance fees, or milestone payments) paid to the Licensee by any Sublicensee under a Sublicense Agreement, provided that Sublicense Revenues will not include amounts payable to the Licensee that are reasonably and fairly attributable to any of the following to the extent that each is bona fide: (a) debt financing of the Licensee, (b) amounts received by the Licensee as the purchase price, at fair market value, for equity securities (including stock of whatever class or series, and including the purchase price for warrants and the exercise price under such warrants, or as convertible debt, and the like) of the Licensee; (c) reimbursement to the Licensee for expenses associated with the cost of research and/or development activities performed or services provided by the Licensee under the Sublicense Agreement on the basis of reimbursement of out-of-pocket expenses and/or payments for full-time equivalent (“FTE”) efforts of personnel at or below commercially reasonable and standard FTE rates for the location of Licensee and the kind of activities and services undertaken by the Licensee for which such reimbursement is made to the Licensee; (d) payments to Licensee for reimbursement of patent expenses; (e) grants from governmental entities and non-profit institutions; and (f) royalty payments.
1.67    “Sublicensee” means a Third Party to whom Licensee grants a sublicense hereunder.
1.68    “Tax” or “Taxes” means any (a) all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges in the nature of a tax (and all interest and penalties thereon and additions thereto imposed by any governmental authority), including without limitation all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, escheat, estimated or withholding taxes, and all customs and import duties, together with all interest, penalties and additions thereto imposed with respect to such amounts, in each case whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group; and (c) any liability for the payment of any amounts as a result of being party to any tax sharing agreement or arrangement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (a) or (b).
1.69    “Term” has the meaning set forth in Section 10.1 (Term).
1.70    “Territory” means worldwide.
1.71    “Third Party” means any Person other than Ligand, Licensee or any Affiliate of either Ligand or Licensee.
1.72    “Transfer Tax” has the meaning set forth in Section 0 (Transfer Tax).
1.73    “United States” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).
1.74    “Valid Claim” means (a) any claim of an issued and unexpired patent within the Licensed Patents that has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in a decision that is not appealed or is unappealable, and which patent has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, or (b) a pending claim in a pending patent application within the Licensed Patents that has not been abandoned or expired without the possibility of revival; provided that such pending Patent application has not been pending for more than seven (7) years from its earliest priority date; further provided that if such claim is later issued, it shall from the issuance date forward be deemed to be a Valid Claim.
1.75    Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section” or “Exhibit” refer to the specified Article, Section or Exhibit of this Agreement; and (e) the term “including” means “including without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days.
ARTICLE 2
LICENSES AND TECHNOLOGY TRANSFER
2.1    Exclusive License for Products. During the Term, subject to the terms and conditions of this Agreement and Ligand’s receipt of the License Issuance Fee, Ligand hereby grants to Licensee an exclusive (even as to Ligand), royalty-bearing right and license under the Licensed Technology to develop, make, have made, use, sell, have sold, import and export Products in the Field in the

Territory. For clarity, in the foregoing sentence, “exclusive” means that Ligand shall not for its own account, and shall not grant to any Third Party the right and license under the Licensed Technology to, develop, make, have made, use, sell, have sold, import and export Products in the Field in the Territory. Notwithstanding the foregoing to the contrary, the license granted to Licensee under this Section 2.1 (Exclusive License for the Products) specifically excludes any right or license to develop, make, have made, use, sell, have sold, import or export Captisol®.
2.2    Rights to Improvements. Licensee and its Affiliates shall have the right to make Improvements to the Licensed Technology, and to utilize such Improvements to develop, make, have made, use, sell, have sold, import and export Products in the Field in the Territory.
2.3    Sublicenses.
(a)    The rights and licenses granted pursuant to Section 2.1 (Exclusive License for the Products) include the right to grant sublicenses through multiple tiers pursuant to a written sublicense agreement (each a “Sublicense Agreement”); provided, that (i) any such Sublicense Agreement shall be consistent with and subject to the terms and conditions of this Agreement; (ii) Licensee shall remain fully responsible to Ligand for the performance of its Sublicensee(s) with respect to Licensee’s obligations under the terms of this Agreement; (iii) Licensee shall reserve the right under each Sublicense Agreement to conduct an audit of its Sublicensee in a comparable manner to Section 3.12 (Audit Rights), it being understood that commercially sensitive information may be redacted from such copies, to the extent such information is not necessary to verify compliance hereunder and the terms, conditions and existence of such Sublicense Agreement shall be deemed the Confidential Information of Licensee. Licensee shall provide Ligand with a fully-executed copy of any Sublicense Agreement with a Third Party (redacted as necessary to protect confidential or commercially sensitive information) reflecting any such sublicense promptly after the execution thereof.
(b)    Should this Agreement terminate for any reason, any Sublicense Agreement granted by Licensee under this Agreement shall remain in effect and is hereby assigned to Ligand, provided that (i) Licensee or the Sublicensee provides Ligand with an unredacted copy of such agreement within fifteen (15) days after termination of this Agreement, unless an unredacted copy previously has been provided to Ligand; (ii) the Sublicensee agrees in writing to an assignment of such Sublicense Agreement to Ligand and to the payment of all consideration to Ligand that otherwise would have been payable in connection with such Sublicense Agreement to Ligand by Licensee under this Agreement; (iii) any obligations in such Sublicense Agreement that are greater than or inconsistent with the obligations of Ligand under this Agreement shall be reduced in scope to match those in this Agreement, if practicable, or terminated if such reduction in scope is not practicable; and (iv) the Sublicensee agrees in writing that all obligations arising prior to such assignment remain the responsibility of Licensee and that Ligand is released from any and all liability relating to such obligations; otherwise said sublicense will be terminated.
(c)    Licensee shall remain obligated to make all payments due to Ligand under the terms of this Agreement with respect to the activities of its Sublicensees.

2.4    Technology Transfer. Within thirty (30) days after the Effective Date, Ligand shall, at its cost and expense, (1) disclose and provide to Licensee copies of all material tangible embodiments of data and information concerning the Licensed Technology and Regulatory Documentation (including without limitation all safety data for LGD-6972) in its Control as of the Effective Date that are necessary or, to the extent reasonably available and accessible, useful for developing, making, using or selling LGD-6972 in the Territory (including any data, information, and documentation contained in the electronic data room that was made available to Licensee prior to the Effective Date); and (2) provide Licensee with the following quantities of LGD-6972 for Development use: approximately 1.4 kg of bulk LGD-6972, plus approximately 3,316 bottles of 60 mg LGD-6972 per bottle, approximately 3,222 bottles of 10 mg LGD-6972 per bottle, and approximately 9,665 5-mg capsules of LGD-6972.
2.5    Manufacturing. With the exception of that quantity of LGD-6972 provided by Ligand to Licensee pursuant to Section 2.4 (Technology Transfer), Licensee shall be solely responsible, either itself for through the use of a Third Party contract manufacturer, for manufacturing and supplying LGD-6972 (and all other Products) and finished dosage form of Product for Development and commercialization in the Territory.
2.6    Regulatory Documentation. Within thirty (30) days following the Effective Date, unless otherwise agreed by the Parties, Ligand will assign to Licensee all rights, title, and interests in and to each LGD-6972 IND filed in the Field in the Territory, and will transfer to Licensee copies (in electronic or other format) of the Regulatory Documentation owned by Ligand or its Affiliates as of the Effective Date that relates to the Development or Manufacture of LGD-6972. Following the Effective Date, Licensee or its relevant Affiliates will have the sole right to file and hold all Regulatory Documentation for LGD-6972 and Products in the Field in the Territory.
2.7    No Other Rights. Ligand and Licensee each acknowledges and agrees that, except as expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to technology, Patents, Know-How, or other Intellectual Property Rights that are not specifically granted herein are reserved.
2.8    Bankruptcy. All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, are, for all purposes of 11 U.S.C. § 365(n), licenses of rights to intellectual property as defined in the United States Bankruptcy Code, and any comparable Law of a relevant jurisdiction. Each Party may elect to retain and may fully exercise all of its rights and elections under 11 U.S.C. § 365(n).
ARTICLE 3
COMPENSATION
3.1    License Issuance Fee. In partial consideration of the rights and licenses granted by Ligand hereunder, Licensee shall pay a one-time, non-refundable and non-creditable license issuance fee of Twenty Million U.S. Dollars (U.S. $20,000,000) (the “License Issuance Fee”) within ten (10) Business Days of the Effective Date.

3.2    Additional Payment. Licensee shall pay a one-time, non-refundable and non-creditable fee of [***] (“Additional Payment”) upon the first to occur of: [***] (the “Additional Payment Trigger Date”). Licensee (or, if applicable, the Affiliate of Licensee to which the U.S. and EU rights under this Agreement have been assigned or sublicensed) shall promptly inform Ligand of the occurrence of such Additional Payment Trigger Date. Ligand shall invoice whichever of Licensee or a Licensee Affiliate provided notification of such Additional Payment Trigger Date for the Additional Payment following occurrence of an Additional Payment Trigger Date. Licensee or its applicable Affiliate shall remit payment to Ligand within sixty (60) days of receipt of an invoice for the Additional Payment. For clarity, Licensee’s (or the applicable Affiliate’s) payment obligation under this Section 3.2 shall not survive termination of this Agreement.
3.3    Regulatory Milestone Payments. In further consideration of the rights and licenses granted by Ligand hereunder, Licensee shall pay to Ligand the non-refundable and non-creditable milestone payments following the achievement by Licensee or its Affiliates or Sublicensees of each of the corresponding events. Licensee or its applicable Affiliate shall notify Ligand of such milestone event within ten (10) days thereof, and Ligand shall invoice whichever of Licensee or a Licensee Affiliate provided notification of such milestone. Licensee or its applicable Affiliate shall remit payment to Ligand within sixty (60) days of receipt of an invoice.

Milestone	Payment
[***]	[***]
For clarity, each milestone payment is payable only once; no milestone payment shall be payable for subsequent or repeated achievements of such milestone event with one or more of the same or different Products.
3.4    Commercial Milestone Payments. In further consideration of the rights and licenses granted by Ligand hereunder, Licensee shall pay to Ligand the non-refundable and non-creditable milestone payments set forth below following achievement by Licensee or its Affiliates or Sublicensees of each of the corresponding events. Licensee or its applicable Affiliate shall notify Ligand of such milestone event within ten (10) days thereof, and Ligand shall invoice whichever of Licensee or a Licensee Affiliate provided notification of such milestone. Licensee or its applicable Affiliate shall remit payment to Ligand within sixty (60) days of receipt of an invoice.

Milestone	Payment
Achievement of [***] of annual Net Sales of all Products in the calendar year [***]	[***]
Achievement of [***] of annual Net Sales of all Products in the calendar year [***]	[***]
Achievement of [***] of annual Net Sales of all Products in the calendar year [***]	[***]
Achievement of [***] of annual Net Sales of all Products in the calendar year [***]	[***]

3.5    Payment of Royalties
(a)    Royalty Rates. In further consideration of the rights and licenses granted by Ligand hereunder, Licensee (or its Affiliates) shall pay to Ligand a tiered royalty on aggregate Net Sales of Product sold by Licensee, its Affiliates and Sublicensees during the Royalty Term as follows:

Net Sales in a Single Calendar Year	Royalty rate
Aggregate Net Sales of all Products of less than or equal to [***]	[***]
Aggregate Net Sales of all Products greater than [***] to less than or equal to [***]	[***]
Aggregate Net Sales of all Products greater than [***]	[***]
(b)    Sublicensing. In the event Licensee grants a sublicense under Section 2.3 (Sublicenses) to a Sublicensee to develop, make, use, sell, offer to sell, import or export a Product, the applicable Sublicense Agreement shall require the Sublicensee to account for and report its net sales of Product on substantially the same basis as if such sales were Net Sales, and Licensee shall pay royalties on such sales as if the net sales of the Sublicensees were Net Sales of Licensee.
(c)    Payment of Royalties. Licensee shall pay on a Calendar Quarterly basis all royalties due and payable on Net Sales of Product in each Calendar Quarter pursuant to this Section 3.5 (Payment of Royalties) within sixty (60) days after the last day of each Calendar Quarter in which the applicable Net Sales underlying such royalties were billed or invoiced by Licensee, its Affiliate or its Sublicensee. Within twenty-five (25) calendar days after the conclusion of the Calendar Quarter in which the First Commercial Sale (anywhere) of any Product occurs and after the conclusion of each successive Calendar Quarter until the end of the first full Calendar Quarter after the end of the Term, Licensee shall deliver to Ligand a verbal or written, non-binding initial estimate of Net Sales and royalties due to Ligand (or as directed by Ligand).
(d)    Royalty Term. The royalties due under this Section 3.5 (Payment of Royalties) shall be payable on Net Sales of a particular Product from the First Commercial Sale of such Product until the later of, on a country-by-country basis, (i) the expiration of the last Valid Claim of a Licensed Patent that Covers a Product in any such country, (ii) the expiration of any market exclusivity or data exclusivity granted by the applicable Regulatory Authority for such Product in such country, and (iii) twelve (12) years after the First Commercial Sale of such Product in such country (the “Royalty Term”).
(e)    Royalty Adjustments. Except as otherwise set forth in this Agreement, royalties due under this Section 3.5 (Payment of Royalties) are subject to adjustment on a country-by-country and Calendar Quarter-by-Calendar Quarter basis as a result of the events set forth below (such adjustments to be prorated for the then-current Calendar Quarter in which the reduction becomes applicable), provided that in no event shall the aggregate adjustments under this Section 3.5(e) (Royalty Adjustments) reduce the royalty otherwise due to Ligand by [***].

(1)    Royalty Adjustment for Third Party License Payments. If Licensee reasonably determines that it is necessary for Licensee to obtain a license from a Third Party to research, develop, make, have made, use, offer to sell, sell, have sold or import any Product (“Additional Third Party Licenses”) and Licensee obtains such an Additional Third Party License, then Licensee may deduct from the royalty payment that would otherwise have been due to Ligand under this Section 3.5 (Payment of Royalties), an amount equal to [***] of the royalties actually paid to such Third Party under such Additional Third Party Licenses by Licensee to research, develop, make, have made, use, offer to sell, sell, have sold or import, as applicable, such Licensed Product; provided, that in the case of a Combination Product, this Section 3.5(e) (Royalty Adjustments) applies only if Licensee reasonably determines that it is necessary to obtain such an Additional Third Party License from a Third Party to research, develop, make, have made, use, offer for sale, sell, have sold or import the Product contained within the Combination Product, and not only a license solely with respect to the other active ingredients or components within the Combination Product; provided, further, that in no event shall the royalties owed by Licensee to Ligand be reduced by [***] pursuant to this paragraph 3.5(e)(1) (Royalty Adjustment for Third Party License Payments).
(2)    Royalty Adjustment for Non-Patent Products. If a particular Product is made, used, sold, offered for sale or imported in a country in which such manufacture, use and sale would not infringe any Valid Claim and there is no market exclusivity or data exclusivity granted by the applicable Regulatory Authority for such Product in such country, the royalties payable under this Section 3.5 (Payment of Royalties) on the sale of such Product in such country shall be reduced by [***].
(3)    Royalty Adjustment for Generic Competition. If there is Generic Competition for a particular Product in a particular country in a particular Calendar Quarter, the royalties payable to Ligand on the sales of such Product in such country in such Calendar Quarter shall be reduced by [***].
3.6    Purchaser Income and Sublicense Revenues. In addition to any payments due under Sections 3.3 (Regulatory Milestone Payments), 3.4 (Commercial Milestone Payments), or 3.5 (Payment of Royalties), Licensee (or its Affiliates) shall pay to Ligand [***] of all Purchaser Income and Sublicense Revenues received by Licensee or its Affiliates from a Third Party purchaser (“Purchaser”) or Sublicensee pursuant to any agreement that is entered into with such Purchaser or Sublicensee on or before the six (6) month anniversary of the Effective Date, provided, that any payment due to Ligand under this Section 3.6 (Purchaser Income and Sublicense Revenues) shall be capped at a [***]. Licensee or its Affiliate shall notify Ligand of receipt of all Purchaser Income and Sublicense Revenue that Ligand is entitled to a portion thereof within ten (10) days of receipt thereof, and Ligand shall invoice whichever of Licensee or a Licensee Affiliate provided notification of such Purchaser Income or Sublicense Revenue for the amount owed under this Section 3.6 (Purchaser Income and Sublicense Revenues). Licensee or its applicable Affiliate shall remit payment to Ligand within sixty (60) days of receipt of an invoice.

3.7    Payment Method. All payments made by Licensee under this Agreement shall be made in U.S. Dollars, and such payments shall be made by check or wire transfer to one or more bank accounts to be designated in writing by Ligand.
3.8    Currency Conversion. Net Sales in currencies other than U.S. Dollars shall be converted into U.S. Dollars using the official rate of exchange for such currencies published in The Wall Street Journal, Eastern Edition, on the next Business Day following the last day of the Calendar Quarter during which such Net Sales accrued.
3.9    Late Payment Interest. Any payment due and payable to Ligand under the terms and conditions of this Agreement, including any royalty payment, made by Licensee after the date such payment is due and payable shall bear interest as of the next Business Day after the date such payment was due and payable and shall continue to accrue such interest until such payment is made at a rate equal to the lesser of either (a) [***], or (b) the maximum rate permitted by applicable Law.
3.10    Records and Reports. All payments made to Ligand hereunder shall be accompanied by a written statement setting forth in reasonable detail the calculation thereof, including, for example, in the case of royalty payments, the gross amount billed or invoiced by Licensee, its Affiliate or Sublicensee for sale or other disposition of Product on a country-by-country basis in the local currency, itemized deductions against such gross amount in accordance with Section 1.46 (“Net Sales”), Net Sales on a country-by-country basis, and, if applicable, the exchange rate utilized to convert a local currency to U.S. Dollars. Licensee shall maintain complete and accurate records sufficient to enable accurate calculation of royalties and other payments due Ligand hereunder. Such records and books of account shall be preserved by Licensee for a period of three (3) years after the end of the period covered by such records and books of account, which obligation shall survive termination of this Agreement. Licensee must ensure that its Sublicensees provide reports and keep records in a manner consistent with this Section 3.10 (Records and Reports). Licensee shall provide reports received from Sublicensees to Ligand with the applicable payment.
3.11    Taxes.
(a)    Taxes on Income. Except as otherwise set forth in this Section 3.11 (Taxes), each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.
(b)    Tax Cooperation. The Parties agree to use commercially reasonable efforts to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Licensee to Ligand under this Agreement. If withholding taxes are imposed on any such payment, the liability for such taxes shall be the sole responsibility of Ligand, and Licensee shall (i) deduct or withhold such Taxes from the payment made to Ligand, (ii) timely pay such Taxes to the proper taxing authority, and (iii) send proof of payment to Ligand within thirty (30) days following such payment. Each Party shall comply with (or provide the other Party with) any certification, identification or other reporting requirements that may be reasonably necessary in order for Licensee to not withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with commercially reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding Taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of Ligand as the Party bearing the cost of such withholding Tax under this Section 3.11(b) (Tax Cooperation). Notwithstanding the foregoing, if as a result of any assignment or sublicense by Licensee, any change in Licensee’s tax residency, any change in the entity that originates the payment, or any failure on the part of Licensee to comply with applicable Laws with respect to withholding Taxes (including filing or record retention requirements), withholding Taxes are imposed that would not otherwise have been imposed (“Incremental Withholding Taxes”), then Licensee shall be solely responsible for the amount of such Incremental Withholding Taxes and shall increase the amounts payable to Ligand so that Ligand receives a sum equal to the sum which it would have received had there been no such imposition of Incremental Withholding Taxes, except to the extent that such Incremental Withholding Taxes would not have been imposed but for the failure of Ligand to comply with any certification, identification or other reporting requirements if such compliance is required or imposed by Law as a precondition to an exemption from, or reduction in, such Incremental Withholding Taxes.

(c)    Transfer Tax. Licensee shall bear and pay any transfer, stamp, value added, sales, use, or similar Taxes or obligations (“Transfer Tax”) imposed on amounts payable by Licensee to Ligand in connection with this Agreement. If Ligand is required by applicable Laws to directly pay any Transfer Taxes, Licensee shall indemnify Ligand for such Transfer Taxes and shall promptly reimburse Ligand for any such Transfer Tax.  Licensee shall be responsible for the timely filing of any Tax returns related to any such Transfer Taxes provided that Ligand shall cooperate to file any such Tax returns if required by applicable Laws.
3.12    Audit Rights. Licensee shall permit an independent public accountant designated by Ligand and reasonably acceptable to Licensee, to have access, no more than once in each Fiscal Year during the Term and no more than twice during the three (3) Fiscal Years following the termination of this Agreement, during regular business hours and upon at least thirty (30) days written notice, to Licensee’s records and books to the extent necessary to determine the accuracy of Net Sales reported, and payments made, by Licensee to Ligand within the three (3) year period immediately preceding such an audit. No period shall be subject to more than one (1) audit. The independent public accountant shall disclose to Ligand only (a) the accuracy of Net Sales reported and the basis for royalty and other payments made to Ligand under this Agreement and (b) the difference, if any, such reported and paid amounts vary from amounts determined as a result of the audit. If such examination results in a determination that Net Sales or payments have been misstated, over or under paid amounts due shall be paid promptly to the appropriate Party. If Net Sales are understated by greater than ten percent (10%), the fees and expenses of such accountant shall be paid by Licensee; otherwise the fees and expenses of such accountant shall be paid by Ligand. All matters reviewed by such independent public accountant shall be deemed Confidential Information of Licensee subject to ARTICLE 6 (CONFIDENTIALITY).
ARTICLE 4
PRODUCT ACTIVITIES
4.1    Diligence. Licensee shall use Commercially Reasonable Efforts to Develop and manufacture Products, either directly or through an Affiliate or Sublicensee.
4.2    Development Requirements.
(a)    Licensee shall prepare a Development Plan detailing the work it will perform and associated timelines to Develop Products and to obtain Regulatory Approval and sell Products throughout the Territory (the “Development Plan”). The Development Plan will include, at a minimum, [***]. Licensee shall provide a copy of the Development Plan to Ligand within ninety (90) days of the Effective Date and thereafter shall provide updated Development Plans on March 31 of each calendar year. [***]
(b)    Licensee shall spend at least [***] Developing Products under the Development Plan by December 31, 2018. Prior to [***], Licensee shall inform Ligand of the amount of external costs and expenses actually incurred or paid by Licensee or its Affiliates for the Development of Products under the Development Plan and will provide Ligand with evidence to support such amount. In the event Licensee does not spend [***] Developing Products under the Development Plan by [***], Licensee will pay to Ligand a one-time, non-refundable and non-creditable fee equal to [***] less the external costs and expenses actually incurred or paid by Licensee or its Affiliates through [***] (including costs properly accrued but not yet paid) for the Development of Products under the Research Plan (the “Development Funding Payment”). Ligand shall invoice Licensee for any Development Funding Payment, and Licensee shall remit the Development Funding Payment to Ligand within thirty (30) days of receipt of an invoice for the such amount. For clarity, Licensee’s payment obligation under this Section 4.2(b) shall survive termination of this Agreement.
(c)    No later than [***] the Parties will have an in-person meeting at which Licensee (or the Affiliate(s) of Licensee to which the U.S. and/or EU rights under this Agreement have been assigned or sublicensed) shall inform Ligand of the progress of Product Development and the amount of external costs and expenses expected to be incurred or paid by Licensee and its Affiliates through [***]. Notwithstanding anything to the contrary in Section 4.2(b), if Ligand, in its sole discretion, determines at the foregoing in-person meeting that Licensee may fail to meet the spending requirement in Section 4.2(b) due to factors beyond Licensee’s control, the spending deadline may be extended from [***] to [***]; provided, that if Licensee or its Affiliates have not received [***], then the spending deadline will automatically be extended [***] to [***].
4.3    Development Reports. During the first two (2) years following the Effective Date, at the end of each Calendar Quarter Licensee shall provide to Ligand a progress report describing Licensee’s, its Affiliates’ and their Sublicensees’ progress in accordance with the Development Plan and toward commercialization of Products, including a summary of clinical trials completed, summary of work-in-progress, current schedules or anticipated events or milestones, and significant transaction(s) involving Product (a “Progress Report”). Licensee shall also provide to Ligand copies of any similar progress reports received from its Affiliates or Sublicensees, within thirty (30) days of receipt. After the date that is two (2) years following the Effective Date, each updated Development Plan shall be accompanied by a Progress Report. In addition, upon the reasonable request of Ligand but no more frequently than one time in each Calendar Quarter during the first two (2) years following the Effective Date and no more frequently than one time in each year thereafter, Licensee and Ligand shall meet by telephone, videoconference, or in-person at Ligand’s request at a mutually agreeable location to discuss the topics described in the Progress Reports, and such other topics related to Products as Ligand may reasonably request. All matters provided and discussed under this Section 4.3 (Development Plan and Reports) shall be considered the Confidential Information of Licensee.
4.4    Development. Licensee shall be solely responsible for the Development of all Products in the Field in the Territory, and Licensee shall bear [***] of all costs and expenses associated with the Development of Products.
4.5    Regulatory Responsibilities.
(a)    Licensee shall use Commercially Reasonable Efforts to seek regulatory approval for at least one Product in the Territory.

(b)    Licensee shall bear [***] of all costs and expenses associated with regulatory activities related to the Products in the Field in the Territory.
(c)    Licensee shall be responsible for ensuring, at its sole expense, that the Development and commercialization of all Products in the applicable jurisdiction within the Territory are in compliance with applicable Laws in all material respects, including all rules and regulations promulgated by applicable Regulatory Authorities.
(d)    Licensee shall be responsible for taking all actions related to adverse event reporting and other regulatory obligations that are legally required of the holder of a Regulatory Approval application, license, registration or authorization.
4.6    Commercialization. Licensee shall be solely responsible for the commercialization of all Products in the Field in the Territory and shall bear [***] of all costs and expenses associated with commercialization of all Products in the Field in the Territory. Licensee shall use Commercially Reasonable Efforts to commercialize at least one Product, either directly or through an Affiliate or Sublicensee, in the United States and in all other countries in which Licensee, its Affiliates or Sublicensees obtain Regulatory Approval for the Product.
ARTICLE 5
INTELLECTUAL PROPERTY
5.1    Patent Maintenance and Prosecution.
(a)    Licensee shall have the first right (in its discretion), at Licensee’s cost and expense, to Prosecute the Licensed Patents. Licensee may elect to use outside counsel, reasonably acceptable to Ligand, for such Prosecution. With respect to any Licensed Patent, Licensee may elect (i) not to Prosecute, (ii) not to Prosecute in a particular country (including electing not to validate in a particular country) or (iii) to discontinue Prosecution in a particular country, and in any such case, Licensee shall provide Ligand with at least thirty (30) days prior notice and Ligand shall have the right (but not the obligation), at Ligand’s sole expense and upon written notice to Licensee, to assume such responsibility for the Prosecution of such Licensed Patents to the extent Licensee has elected not to do so. If Ligand assumes the Prosecution of a Licensed Patent and a patent claim issues with respect to such Licensed Patent, Ligand may elect to terminate all the rights to such issued claim of such Licensed Patent formally granted to the Licensee under this Agreement, unless Licensee (i) reimburses Ligand for its reasonable, documented, external costs and expenses related to the Prosecution of such patent claim within sixty (60) days of notice of issuance of any such patent and (ii) assumes, in writing, the responsibility for the continued Prosecution of such Licensed Patent.

(b)    Upon the written request of the non-Prosecuting Party, the Prosecuting Party shall give the non-Prosecuting Party an opportunity to review the text of any application before filing, shall consult with the non-Prosecuting Party with respect thereto (and shall consider the non-Prosecuting Party’s comments thereto in good faith), and shall supply the non-Prosecuting Party with a copy of the application as-filed, together with notice of its filing date and serial number. Upon request of the non-Prosecuting Party, the Prosecuting Party shall keep the other Party advised of the status of such actual and prospective patent filings and, upon such other Party’s request, shall provide advance copies of any material papers to be filed related to the filing, prosecution and maintenance of such patent filings. Each Party shall promptly give notice to the other Party of the grant, lapse, revocation, surrender, invalidation or abandonment of such Licensed Patent that it is Prosecuting.
(c)    Patent Extensions; Orange Book Listings.
(1)    Patent Term Extension. If elections with respect to obtaining patent term extension or supplemental protection certificates or their equivalents in any country with respect to any Product becomes available, upon Regulatory Approval or otherwise, the Parties will mutually agree on which issued Licensed Patent to extend, provided that if Licensee Controls a Patent (other than a Licensed Patent) that may be extended and, if extended, would provide a longer patent coverage for a Product in a country then any Licensed Patent in such country, if extended, then Licensee shall have the right to elect to extend any such Patent Controlled by Licensee in such country rather than a Licensed Patent, provided further that the Royalty Term shall be automatically extended until the expiration of the extended term of such Patent Controlled by Licensee.
(2)    Data Exclusivity and Orange Book Listings. With respect to data exclusivity periods (such as those periods listed in the Orange Book (including any available pediatric extensions) or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, and all equivalents in any country), Licensee, in consultation with Ligand, will seek and maintain all such data exclusivity periods that may be available for any of the Products. Licensee will have the sole right to determine which Licensed Patents, if any, will be listed in the Orange Book or any similar patent listing in any country in the Territory with respect to the Products.
(d)    Cooperation. Each Party will reasonably cooperate with the other Party in the Prosecution of the Licensed Patents. Such cooperation includes promptly executing all documents, or requiring inventors, subcontractors, employees and consultants and agents of such Party and its Affiliates, and for Licensee, Sublicensees, to execute all documents, as reasonable and appropriate so as to enable the Prosecution of any such Licensed Patents in any country.
(e)    Licensee shall, at Licensee’s sole cost and expense, and in its sole discretion, Prosecute any Patents Covering Licensee Improvements.
5.2    Licensed Patents and Licensed Know-How Enforcement and Defense.

(a)    Notification. Each Party shall notify the other Party of any infringement of any of the Licensed Patents (including receipt of notice from a third party pursuant to section 505(b)(3) or 505(j)(2)(B) of the FD&C Act) or misappropriation of any of the Licensed Know-How by a Third Party in the Field that becomes known to such Party, and of any claim by a Third Party that the activities of a Party relating to a Product infringe Patent rights or misappropriate other Intellectual Property Rights of such Third Party.
(b)    Licensed Patents. Licensee shall have the first right, but not an obligation, to initiate, maintain and control, at Licensee’s expense, legal action against any infringement of the Licensed Patents by a Third Party Product in the Field in the Territory. In the event that Licensee initiates legal action against infringement of the Licensed Patents by a Third Party, Licensee shall notify Ligand in writing. In order to establish standing, Ligand, upon request of Licensee, agrees to timely commence or to join in any such litigation, at Licensee’s expense, and in any event to cooperate with Licensee in such litigation at Licensee’s expense (and for clarity Licensee will indemnify Ligand in full against applicable damages owed to Third Parties resulting from such litigation). If Licensee does not take steps to defend or enforce the Licensed Patents, Ligand shall have the right, but not an obligation, to initiate, maintain and control, at its expense, legal action against any infringement of the Licensed Patents by a Third Party Product in the Field in the Territory. Any recovery received by a Party from legal action initiated pursuant to this Section 5.2 (Licensed Patents and Licensed Know-How Enforcement and Defense), whether by judgment, award, decree or settlement, shall be used first to reimburse such Party for its out-of-pocket costs and expenses actually incurred in pursuing such legal action, and second to reimburse the other Party for its costs and expenses actually incurred in connection with such legal action. The remainder of any recovery or distribution received by a Party under this Section 5.2 (Licensed Patents and Licensed Know-How Enforcement and Defense), after reimbursement of costs and expenses of Ligand and Licensee, shall be: (i) if Licensee is the enforcing party, treated as Net Sales subject to a royalty obligation hereunder, and (ii) if Ligand is the enforcing party, shall be shared [***] by Ligand and [***] by Licensee.
(c)    Cooperation. In any suit, proceeding or dispute involving the infringement of any of the Licensed Patents in the Field or misappropriation of any of the Licensed Know-How in the Field, the Parties shall provide each other with reasonable cooperation, and, upon the request and at the expense of the Party bringing suit, the other Party shall make available to the Party bringing suit, at reasonable times and under appropriate conditions, all relevant personnel, records, papers, information, samples, specimens, and the like in its possession. Notwithstanding any other provision of this ARTICLE 5 (INTELLECTUAL PROPERTY), neither Party shall make any settlements of any suit, proceeding or action relating to an infringement of the Licensed Patents in the Field or misappropriation of any of the Licensed Know-How in the Field under Section 5.2 (Licensed Patents and Licensed Know-How Enforcement and Defense) that would materially adversely affect the other Party or materially adversely affect the rights and licenses granted hereunder without first obtaining such other Party’s prior written consent, such consent not to be unreasonably withheld or delayed.
5.3    Infringement Claims by Third Parties. If the Development, manufacture or commercialization of a Product in the Territory pursuant to this Agreement results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party alleging infringement by Licensee or any of its Affiliates or its or their Sublicensees (a “Third Party Infringement Claim”), including any defense or counterclaim in connection with an Infringement action initiated pursuant to Section 5.2 (Licensed Patents and Licensed Know-How Enforcement and Defense), the Party first becoming aware of such alleged infringement shall promptly notify the other Party thereof in writing. As between the Parties, Licensee shall be responsible for defending any such claim, suit or proceeding at its sole cost and expense, using counsel of Licensee’s choice. Ligand may participate in any such claim, suit or proceeding with counsel of its choice at its sole cost and expense; provided that Licensee shall retain the right to control such claim, suit or proceeding. Ligand shall, and shall cause its Affiliates to, assist and cooperate with Licensee, as Licensee may reasonably request from time to time, in connection with its activities set forth in this Section 5.3 (Infringement Claims by Third Parties), including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that Licensee shall reimburse Ligand for its reasonable and verifiable costs and expenses incurred in connection therewith. Licensee shall keep Ligand reasonably informed of all material developments in connection with any such claim, suit or proceeding. Licensee agrees to provide Ligand with copies of all material pleadings filed in such action and to allow Ligand reasonable opportunity to participate in the defense of the claims.
ARTICLE 6
CONFIDENTIALITY
6.1    Confidentiality Obligations. Each Party agrees that, during the Term and for five (5) years thereafter, all Confidential Information of the other Party shall be maintained in strict confidence, and shall not be used for any purpose other than the purposes expressly permitted by this Agreement, and, subject to Section 6.2 (Permitted Usage), shall not be disclosed to any Third Party. The foregoing obligations will not apply to any portion of Confidential Information to the extent that it can be established by competent proof that such portion:
(a)    was already known to the recipient as evidenced by its written records, other than under an obligation of confidentiality, at the time of disclosure;
(b)    was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the recipient;
(c)    became generally available to the public or otherwise becomes part of the public domain after its disclosure and other than through any act or omission of the recipient in breach of this Agreement;
(d)    was subsequently lawfully disclosed to the recipient by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing party; or
(e)    is developed by the recipient independently and without use of or reference to any Confidential Information received from the disclosing party, as evidenced by its written records.

6.2    Permitted Usage. Each Party may use and disclose Confidential Information of the other Party, in accordance with this Agreement, as follows: (a) under appropriate confidentiality provisions no less restrictive than those in this Agreement, in connection with the performance of its obligations or exercise of rights granted to or retained by such Party; (b) in connection with the Prosecution or enforcement of Licensed Patents or Improvements, in accordance with this Agreement; (c) in connection with prosecuting or defending litigation, complying with applicable governmental regulations, filing for, obtaining and maintaining Regulatory Approvals, or as otherwise required by Law, but provided that if a Party is required by Law to make any disclosure of the other Party’s Confidential Information, it will give reasonable advance notice to the other Party of such disclosure requirement, it will disclose only for the sole purpose of and solely to the extent required by such Law (as advised by counsel), and it will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (d) such disclosure is reasonably necessary: (i) to such Party’s directors, independent contractors, consultants, attorneys, independent accountants or financial advisors for the purpose of enabling such directors, independent contractors, consultants, attorneys, independent accountants or financial advisors to provide advice to the receiving Party, provided that, such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement; or (ii) to actual or potential investors, acquirers, licensees and other financial or commercial partners for the purpose of evaluating or carrying out an actual or potential investment, acquisition or collaboration, public offering, merger or acquisition of a Party or its Affiliates, or sale of all or substantially all of its business to which this Agreement relates, provided that any such Third Party agrees to be bound by confidentiality and non-use obligations that are no less stringent than those contained in this Agreement (except to the extent that a shorter confidentiality period is customary in the industry).
6.3    Public Announcements. No disclosure of the existence, or the terms, of this Agreement may be made by either Party or its Affiliates, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Law. Notwithstanding the above, each Party and its Affiliates may disclose on its website and in its promotional materials that the other Party is a development partner of such Party and may utilize the other Party’s name and logo in conjunction with such disclosure.
(a)    A Party may disclose this Agreement and its terms, and material developments or material information generated under this Agreement, in securities filings with the U.S. Securities and Exchange Commission (“SEC”) (or equivalent foreign agency) to the extent required by law after complying with the procedure set forth in this Section 6.3 (Public Announcements). In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than seven (7) days after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the timelines proscribed by applicable SEC regulations. The Party seeking such disclosure shall exercise commercially reasonable efforts to obtain confidential treatment of the Agreement from the SEC as represented by the redacted version reviewed by the other Party.
(b)    Further, each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with the SEC or other agency) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by law, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure and a written representation of counsel that such proposed disclosure is the minimum disclosure required by law.
(c)    If either Party desires to issue a press release or make a public announcement concerning the material terms of this Agreement or the Development or commercialization of the Product under this Agreement, such as the achievement of Regulatory Approvals of the Product, such Party shall provide the other Party with the proposed text of such announcement for prior review and approval by such other Party.
(d)    The Parties agree that after a disclosure pursuant to subsection (b) or a press release pursuant to subsection (c) hereof has been reviewed and approved by the other Party, the disclosing Party may make subsequent public disclosures or issue a press release disclosing the same content without having to obtain the other Party’s prior consent and approval.
6.4    Publication. Licensee shall be solely responsible for the publication strategy for Products. Ligand shall not make any publication or presentation with respect to Products without the prior written consent of Licensee. Licensee shall provide Ligand a copy of any manuscript concerning Products prior to its submission. Licensee shall delay the submission of any such manuscripts for a period up to ninety (90) days in the event that Ligand can demonstrate reasonable need for such delay, including the preparation and filing of a patent application. Licensee agrees to acknowledge the contributions of Ligand and its employees in all publications as scientifically appropriate.
6.5    Reporting of Financial Information. From and after the Effective Date, to the extent required by the SEC in connection with Licensee or an Affiliate of Licensee registering securities in a public offering, and at Licensee’s cost and expense, Ligand shall (a) reasonably cooperate with Licensee or its Affiliates and their respective accountants and auditors in connection with the preparation by Licensee or its Affiliates of historical and pro forma financial statements related to the Products as may be required to be included in any filing made by Licensee or any of its Affiliates under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder and (b) without limiting the foregoing, shall provide Licensee with such information as is reasonably required for Licensee or its Affiliates to prepare audited “carve out” financial statements related to the Products, for the two (2) Fiscal Years prior to the Effective Date (or such shorter period as agreed to by Licensee) and information requested by Licensee and reasonably necessary to prepare any applicable pro forma financial information required to be filed by Licensee with the SEC. Such cooperation shall include, as applicable, (i) the signing of management representation letters to the extent required in connection with any such audit performed by Licensee’s auditors, (ii) providing Licensee or its Affiliates and their respective accountants and auditors with access to management representation letters provided by Ligand to

Licensee’s accountants and auditors, and (iii) causing Ligand’s accountants, auditors, and counsel to reasonably cooperate with Licensee or its Affiliates and its accountants, auditors, and counsel in connection with the preparation and audit of any financial information to be provided under this Section 6.5 (Reporting of Financial Information). If Ligand elects to provide Licensee with the audited financial statements contemplated hereunder, the selection of an external audit firm will be at the discretion of Ligand. Such financial statements shall be derived from Ligand’s historical financial statements, and accurately present in all material respects the financial position of the Licensed Products as of the dates thereof. Ligand hereby consents to the inclusion or incorporation by reference of any financial statements provided to Licensee under this Section 6.5 (Reporting of Financial Information) in any filing by Licensee or its Affiliates with the SEC and, upon reasonable request therefor of Licensee, agrees to request that any auditor of Ligand that audits any financial statements provided to Licensee or its Affiliates under this Section 6.5 (Reporting of Financial Information) consent to the inclusion or incorporation by reference of its audit opinion with respect to such financial statements in any filing by Licensee or its Affiliates with the SEC.
ARTICLE 7
REPRESENTATIONS, WARRANTIES AND COVENANTS
7.1    General. Each Party represents and warrants to the other that:
(a)    it is duly organized and validly existing under the Law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;
(b)    it is qualified to do business and is in good standing in each jurisdiction in which it conducts business;
(c)    it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;
(d)    this Agreement is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Law; and
(e)    it is not aware of any action, suit or inquiry or investigation instituted by any Person which questions or threatens the validity of this Agreement.

(f)    it has not, directly or indirectly, offered, promised, paid, authorized or given, and will not in the future, offer, promise, pay, authorize or give, money or anything of value, directly or indirectly, to any Government Official (as defined below) or Other Covered Party (as defined below) for the purpose of: (i) influencing any act or decision of the Government Official or Other Covered Party; (ii) inducing the Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing the Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any person or entity, in any way related to this Agreement.
For purposes of this Agreement: (i) “Government Official” means any official, officer, employee or representative of: (A) any federal, state, provincial, county or municipal government or any department or agency thereof; (B) any public international organization or any department or agency thereof; or (C) any company or other entity owned or controlled by any government; and (ii) “Other Covered Party” means any political party or party official, or any candidate for political office.
7.2    Representations and Covenants of Licensee.
(a)    Anti-Corruption Compliance.
(1)    In performing under this Agreement, Licensee and its Affiliates agree to comply with all applicable anti-corruption laws, including the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and all laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
(2)    Licensee is not aware of any Government Official or Other Covered Party having any financial interest in the subject matter of this Agreement or in any way personally benefiting, directly or indirectly, from this Agreement.
(3)    No political contributions or charitable donations shall be given, offered, promised or paid at the request of any Government Official or Other Covered Party that is in any way related to this Agreement or any related activity, without Ligand's prior written approval.
(4)    In the event that Licensee violates the FCPA or any applicable anti-corruption law or breaches any provision in this Section 7.2(a) (Anti-Corruption Compliance), such violation shall be considered a material breach and shall be subject to the termination provisions of Section 10.2(b) (For Material Breach); provided, however, that such termination of the Agreement shall be limited to the country(ies) in which such violation occurred. In addition, Licensee shall defend, indemnify and hold harmless Ligand from and against any and all costs, damages, losses, liabilities, expenses, judgments, fines, settlements and any other amounts of any nature, including reasonable attorneys' fees arising from any improper payment made in violation of the FCPA, any applicable anti-corruption laws or this Section 7.2(a) (Anti-Corruption Compliance), directly or indirectly, by, on behalf of or with the knowledge of the Licensee, in relation to this Agreement; and

(b)    Licensee represents and warrants to Ligand that neither it nor any of its Affiliates is currently researching, developing, manufacturing, or commercializing a compound that has as its intended mechanism of action glucagon receptor antagonism.
7.3    Representations of Ligand. Ligand hereby represents and warrants to Licensee that:

(a)    Ligand and/or its Affiliates are the sole and exclusive owner(s) of the Licensed Patents, all of which are free and clear of any claims, liens, charges or encumbrances (other than liens, charges or encumbrances for taxes or other obligations not yet due or being contested in good faith, or which do not and will not adversely interfere with Licensee’s ability to exercise its rights under this Agreement);
(b)    Ligand has the rights necessary to grant the licenses to Licensee to Licensed Know-How and the Licensed Patents that Ligand grants pursuant to this Agreement. Ligand has not granted to any Third Party any rights or licenses under such Licensed Patents or Licensed Know-How that would conflict with the licenses granted to Licensee hereunder;
(c)    there are no Patents Controlled by Ligand or its Affiliates as of the Effective Date that are necessary for or, absent the license granted hereunder, would be infringed by, the making, using or selling of LGD-6972 or any Other GRA Compound under the Control of Ligand or its Affiliates as of the Effective Date, other than the Patents listed on Exhibit B;
(d)    to Ligand’s actual knowledge, the use of Captisol® is not necessary for the making, using or selling of LGD-6972;
(e)    there are no adverse actions, suits, or claims pending or to the knowledge of Ligand, threatened against Ligand in any court or by or before any Governmental Entity with respect to LGD-6972 or the Licensed Technology and, to the actual knowledge of Ligand, there are no Third Party Patents that would reasonably be expected to give rise to such actions, suits or claims. No Third Party has challenged the ownership, scope, duration, validity enforceability, priority or right to use the Licensed Technology;
(f)    Ligand has not initiated or been involved in any proceedings or claims in which it alleges that any Third Party is or was infringing or misappropriating the Licensed Technology, nor have any proceedings been threatened by Ligand, nor to the knowledge of Ligand is there any valid basis for any such proceeding;
(g)    to Ligand’s actual knowledge, the commercialization of LGD-6972 will not infringe or misappropriate any Patent rights, know-how or other Intellectual Property Rights of any Third Party;
(h)    to Ligand’s actual knowledge, Ligand has provided Licensee with copies of (i) all material communication by or on behalf of Ligand with the FDA regarding the Product, and (ii) all material documentation regarding the Product provided or made available by or on behalf of Ligand to the FDA;

(i)    neither it nor any of its Affiliates has been debarred or, to Ligand’s actual knowledge, is subject to debarment and, to Ligand’s actual knowledge, neither it nor any of its Affiliates used in any capacity, in connection with the Development of the Product prior to the Effective Date, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section; and
(j)    neither it nor any of its Affiliates is currently researching, developing, manufacturing, or commercializing a compound that has as its intended mechanism of action glucagon receptor antagonism, other than LGD-6972.
7.4    Disclaimer. EXCEPT AS PROVIDED IN THIS ARTICLE 7 (REPRESENTATIONS, WARRANTIES AND COVENANTS), NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES AND CONDITIONS OF THE VALIDITY OF THE LICENSED PATENTS OR NONINFRINGEMENT OF THIRD PARTY KNOW-HOW OR INTELLECTUAL PROPERTY RIGHTS. EXCEPT AS PROVIDED IN THIS ARTICLE 7 (REPRESENTATIONS, WARRANTIES AND COVENANTS), ANY INFORMATION, TECHNOLOGY AND INVENTORY PROVIDED BY LIGAND IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED. THIS SECTION 7.4 (DISCLAIMER) SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S OBLIGATIONS UNDER ARTICLE 8 (INDEMNIFICATION; INSURANCE).
(a)
INDEMNIFICATION; INSURANCE

7.5    Indemnification by Licensee. Licensee shall indemnify, hold harmless, and defend Ligand, its Affiliates, and their respective equity holders, partners (general and/or limited), managers, directors, officers, employees and agents (“Ligand Indemnitees”) from and against any and all Third Party claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) finally awarded to a Third Party by a court of competent jurisdiction or agreed to in a settlement approved by Licensee that result from any claim made or brought against a Ligand Indemnitee by or on behalf of such Third Party and, subject to Section 8.3 (Procedure), any direct out-of-pocket costs and expenses (including reasonable attorneys’ fees) (“Litigation Costs”) incurred by a Ligand Indemnitee while investigating or conducting the defense of such Third Party claim, in any such case, solely to the extent such claim is directly based on or directly arises out of (a) the material breach by Licensee of any representation, warranty or covenant contained in this Agreement, (b) the negligence or willful misconduct by or of any Licensee Indemnitee, (c) the Development, manufacturing and/or commercialization of a Product by Licensee or its Affiliates or Sublicensees (including product liability), (d) Licensee’s contractual agreements with Third Parties during the Term, or (e) infringement or misappropriation of Patent or other Intellectual Property Rights or Know-How by any Licensee Indemnitees; provided, that Licensee shall have no obligation to indemnify the Ligand Indemnitees to the extent that the Losses or Litigation Costs arise out of or result from, directly or indirectly, a claim for which Licensee is obligated to indemnify a Ligand Indemnitee under Section 8.2 (Indemnification by Ligand).
7.6    Indemnification by Ligand. Ligand shall indemnify, hold harmless, and defend Licensee, its Affiliates and their respective equity holders, partners (general and/or limited), directors, managers, officers, employees and agents (“Licensee Indemnitees”) from and against any and all Losses finally awarded to a Third Party by a court of competent jurisdiction or agreed to in a settlement approved by Ligand that result from any claim made or bought against a Licensee Indemnitee by or on behalf of such Third Party, and subject to Section 8.3 (Procedure), any Litigation Costs incurred by a Licensee Indemnitee while investigating or conducting the defense of such Third Party claim, in any such case, solely to the extent such claim is directly based on or directly arises out of (a) the material breach by Ligand of any representation, warranty or covenant contained in this Agreement; (b) the negligence or willful misconduct by or of any Ligand Indemnitee, (c) the Development, manufacturing and/or commercialization of a Product by Ligand or its Affiliates (including product liability) prior to the Effective Date, or (d) infringement or misappropriation of Patent or other Intellectual Property Rights or Know-How by any Ligand Indemnitees; provided, that Ligand shall have no obligation to indemnify the Licensee Indemnitees to the extent that the Losses or Litigation Costs arise out of or result from, directly or indirectly, a claim for which Licensee is obligated to indemnify a Ligand Indemnitee under Section 8.1 (Indemnification by Licensee).

7.7    Procedure. In the event of any such claim against any Licensee Indemnitee or Ligand Indemnitee (individually, an “Indemnitee”), the indemnified Party shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement; provided, that the failure to so notify promptly shall not relieve the indemnifying Party of its obligations under this ARTICLE 8 (INDEMNIFICATION; INSURANCE) except to the extent of the actual prejudice suffered by such Party as a result of such failure. The Indemnitee shall cooperate with the indemnifying Party and may, at its option and expense, be represented in and participate in any such action or proceeding. The indemnifying Party shall not be liable for any settlements, litigation costs or expenses incurred by any Indemnitee without the indemnifying Party’s written authorization. Notwithstanding the foregoing, if the indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnitees set forth in Section 8.1 (Indemnification by Licensee) or Section 8.2 (Indemnification by Ligand) may apply, the indemnifying Party shall promptly notify the Indemnitees, which shall then have the right to be represented in any such action or proceeding by separate counsel at their expense; provided, that the indemnifying Party shall be responsible for payment of such expenses if the Indemnitees are ultimately determined to be entitled to indemnification from the indemnifying Party. The indemnifying Party shall not agree to any settlement of any such claims without the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.
7.8    Insurance. During the Term and for at least three (3) years thereafter, Licensee will procure and maintain at its sole cost and expense, insurance policies for the following coverages with respect to personal injury, bodily injury and property damage arising out of Licensee’s performance under this Agreement: (a) comprehensive general liability, including broad form and contractual liability, in a minimum amount of five million U.S. dollars ($5,000,000) combined single limit per occurrence and in the aggregate; (b) clinical trials coverage in a minimum amount of ten million U.S. dollars ($10,000,000) combined single limit per occurrence and in the aggregate; and (c) following First Commercial Sale, product liability coverage, in a minimum amount of five million U.S. dollars ($5,000,000) combined single limit per occurrence and in the aggregate. The policies of insurance required by this Section 8.4 (Insurance) will be issued by an insurance carrier with an A.M. Best rating of “A” or better. Licensee will name Ligand as an additional insured under such policies, and will provide Ligand with insurance certificates evidencing the required coverage within thirty (30) days after the Effective Date and upon any future request of Ligand. The coverage limits set forth herein will not create any limitation on Licensee’s liability to Ligand under this Agreement.

(a)
LIMITATION OF LIABILITY

EXCEPT FOR ANY LIABILITY THAT IS THE CONSEQUENCE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY OR A VIOLATION OF ARTICLE 6 (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY ARISING OUT OF THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN. THIS ARTICLE 9 (LIMITATION OF LIABILITY) SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S OBLIGATIONS UNDER ARTICLE 8 (INDEMNIFICATION; INSURANCE).
(b)
TERM AND TERMINATION
7.9    Term. This Agreement shall commence on the Effective Date and on a country-by-country basis, shall be in full force and effect, unless earlier terminated by either Party pursuant to this ARTICLE 10 (TERM AND TERMINATION), until the last to expire of any Royalty Term for any Product in such country in the Territory (the “Term”). Following the expiration of the Royalty Term for a Product in a country, the grants in Section 2.1 (Exclusive License for the Products) shall become non-exclusive, fully-paid, royalty-free, and irrevocable for such Product in such country. For clarity, upon the expiration of the Term, the grants in Section 2.1 (Exclusive License for the Products) shall become non-exclusive, fully-paid, royalty-free, and irrevocable in their entirety.
7.10    Termination.
(a)    Termination by Licensee for Convenience. Licensee may terminate this Agreement in its entirety for any reason (i) if, prior to receipt of Regulatory Approval for the first Product in any country in the Territory, upon ninety (90) days’ written notice to Ligand, and (ii) if, after receipt of Regulatory Approval for the first Product in any country in the Territory, upon one hundred eighty (180) days’ written notice to Ligand. For clarity, upon receipt of notice of termination by Licensee, except as set forth in Section 10.3 (Effect of Termination), Licensee shall have no further obligation to use Commercially Reasonable Efforts to further Develop or commercialize Products under this Agreement.

(b)    For Material Breach. If either Party shall at any time materially breach this Agreement, and shall fail to have initiated and actively pursued remedy of any such material breach within sixty (60) days (or thirty (30) days if such breach is the non-payment of any amounts due hereunder) after receipt of written notice thereof by the other Party, that other Party may, at its option, terminate this Agreement. Any termination of this Agreement under this Section 10.2(b) (For Material Breach) shall not, however, prejudice the right of the Party who terminates this Agreement to recover any payment due at the time of such termination. If the allegedly breaching Party in good faith disputes such material breach or disputes the failure to cure or remedy such material breach and provides written notice of that dispute to the other Party within the above time periods, the matter will be addressed under the dispute resolution provisions in Section 11.11 (Dispute Resolution), and the notifying Party may not terminate this Agreement until it has been determined by a court of competent jurisdiction that the allegedly breaching Party is in material breach of this Agreement, and such breaching Party further fails to cure such material breach within thirty (30) days after the conclusion of such proceeding (and such termination shall then be effective upon written notification from the notifying Party to the breaching Party).
(c)    For Bankruptcy. Either Party may terminate this Agreement upon the occurrence of one or more of the following: (i) immediately upon written notice to the other Party in the event such other Party is insolvent or initiates a voluntary proceeding under any applicable bankruptcy law or code; or (ii) immediately upon written notice to the other Party in the event such other Party becomes the subject of an involuntary proceeding under any applicable bankruptcy law or code and such proceeding is not dismissed or stayed within sixty (60) days of its commencement.
(d)    For Patent Challenge. Ligand will have the right to terminate this Agreement in full upon written notice to Licensee in the event that Licensee or any of its Affiliates or Sublicensees directly or indirectly asserts a Patent Challenge; provided, that with respect to any such Patent Challenge by any non-Affiliate Sublicensee, Ligand will not have the right to terminate this Agreement under this Section 10.2(d) (For Patent Challenge) if Licensee (i) causes such Patent Challenge to be terminated or dismissed or (ii) terminates such Sublicensee’s sublicense to the Licensed Patents being challenged by the Sublicensee, in each case within thirty (30) days of Ligand’s notice to Licensee under this Section 10.2(d) (For Patent Challenge). In the event Licensee or any of its Affiliates intends to assert a Patent Challenge in any forum, not less than ninety (90) days prior to making any such assertion, Licensee will provide to Ligand a complete written disclosure of each basis known to Licensee and its Affiliates for such assertion. Notwithstanding the foregoing, Ligand’s termination right under this Section 10.2(d) (For Patent Challenge) will not apply to any Affiliate of Licensee that first becomes an Affiliate of Licensee after the Effective Date, where such Affiliate of Licensee was undertaking activities in connection with a Patent Challenge prior to such Affiliate first becoming an Affiliate of Licensee; provided, however, that Licensee causes such Patent Challenge to terminate within forty-five (45) days of such Affiliate first becoming an Affiliate of Licensee.

7.11    Effect of Termination.
(a)    Wind-Down. Except as may otherwise be agreed in writing by the Parties, following termination of this Agreement for any reason, Licensee will be responsible at its own expense for an orderly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices and applicable Law, of any then on-going clinical studies hereunder for which it has responsibility. Ligand reserves the right to continue any ongoing clinical studies for any Products at its own expense at such time as Licensee is no longer responsible therefor.
(b)    Rights and Obligations.
(1)    As of the effective date of a termination of this Agreement for any reason, this Agreement and all rights and licenses granted to Licensee under ARTICLE 2 (LICENSES AND TECHNOLOGY TRANSFER) shall terminate and all rights in the Licensed Technology shall revert to Ligand (except as otherwise provided for in Section 2.3 (Sublicenses)).
(2)    In the event that the Agreement is terminated by Ligand pursuant to Sections 10.2(b) (For Material Breach), 10.2(c) (For Bankruptcy), or 10.2(d) (For Patent Challenge) or by Licensee pursuant to Section 10.2(a) (Termination by Licensee for Convenience), (i) Licensee shall return to Ligand the Licensed Know-How and shall transfer to Ligand all then-existing Regulatory Documentation provided by Ligand or its Affiliates together with all of Licensee’s rights in any IND and NDA Filings (and any foreign equivalents); (ii) Licensee shall transfer to Ligand copies of all Development data generated by or on behalf of Licensee in connection with a Product (including reports of clinical studies and all other documentation containing or embodying any preclinical, clinical and manufacturing data); (iii) Licensee shall transfer ownership to Ligand of all Regulatory Approval applications and Regulatory Approvals, including any IND and/or NDA for a Product, not then owned by, and otherwise transferred to, Ligand; (iv) Licensee shall promptly notify all applicable Regulatory Authorities of such transfer; (v) Licensee shall promptly execute and deliver any and all documents necessary to effectuate such transfer and otherwise reasonably assist Ligand in effectuating such transfer; and (vi) each Party shall return to the other Party and cease using all Confidential Information of the other; provided, however, each Party may retain one (1) copy of such Confidential Information for archival purposes. Additionally, Licensee shall, upon the written request of Ligand, enter into good faith negotiations with Ligand regarding the grant of an exclusive, royalty-bearing, worldwide license under (A) any Licensee Improvements, (B) domain names registered to Licensee or its Affiliates, and (C) trademarks owned by Licensee and/or its Affiliates (but in each case (A), (B) and/or (C), solely if utilized exclusively in connection with a Product and not in connection with Licensee’ and/or its Affiliates other products or services).
(3)    In the event that the Agreement is terminated by Licensee pursuant to Section 10.2(c) (For Bankruptcy) (i) Licensee shall return to Ligand the Licensed Know-How and shall transfer to Ligand all then-existing Regulatory Documentation provided by Ligand or its Affiliates; and (ii) each Party shall return to the other Party and cease using all Confidential Information of the other; provided, however, each Party may retain one (1) copy of such Confidential Information for archival purposes.

(4)    In the event that the Agreement is terminated by Licensee pursuant to Section 10.2(a) (Termination by Licensee for Convenience) and the Development Funding Payment has not been paid by Licensee prior to such termination (if applicable), Licensee’s obligation to make the Development Funding Payment shall survive termination in accordance with Section 4.2(b) (Development Requirements).
(c)    Accrued Rights. Expiration or termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to such termination. Such expiration or termination will not relieve a Party from accrued payment obligations or from obligations which are expressly indicated to survive termination of this Agreement.
(d)    Survival. In addition to the termination consequences set forth in this Section 10.3 (Effect of Termination), the following provisions will survive expiration or termination of this Agreement for any reason: Articles 1 (DEFINITIONS) (to the extent necessary to give effect to other surviving provisions), 3 (COMPENSATION) (with respect to amounts due prior to or upon such expiration or termination or as otherwise set forth in Section 10.3(b)(4)), 6 (CONFIDENTIALITY) (for the period specified therein), 9 (LIMITATION OF LIABILITY) and 11 (GENERAL PROVISIONS) and Sections 7.4 (Disclaimer), 8.1 (Indemnification by Licensee), 8.2 (Indemnification by Ligand), 8.3 (Procedure), 8.4 (Insurance) (for the period specified therein), and this 10.3 (Effect of Termination).
(e)
GENERAL PROVISIONS
7.12    Entire Agreement. The Parties acknowledge that this Agreement, together with the exhibits and schedules attached hereto, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and writings in respect hereto.
7.13    Modification; Waiver. No waiver, modification, amendment or alteration of any provision of this Agreement will be valid or effective unless made in writing and signed by each of the Parties. The failure of a Party to enforce any rights or provisions of the Agreement shall not be construed to be a waiver of such rights or provisions, or a waiver by such Party to thereafter enforce such rights or provisions or any other rights or provisions hereunder.
7.14    Further Assurances. Each Party agrees to execute, acknowledge, and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the express provisions of this Agreement.

7.15    Force Majeure. Neither Party shall be held responsible for any delay or failure in performance hereunder caused by embargoes, unexpected government requirements, civil or military authorities, acts of God, earthquake, or by the public enemy or other causes reasonably beyond such Party’s control and without such Party’s fault or negligence (collectively, “Force Majeure”); provided, however, that the Party so prevented shall continue to take all commercially reasonable actions within its power to comply with its obligations hereunder as fully as possible and to mitigate possible damages. The Party so prevented shall without undue delay notify the other Party in writing thereof. Should the event of Force Majeure continue for more than sixty (60) calendar days, the Parties shall promptly discuss their further performance under this Agreement and whether to modify or terminate this Agreement in view of the effect of the event of Force Majeure. If no agreement can be reached within thirty (30) calendar days after expiration of such sixty (60) day period, the Party not affected by the event of Force Majeure may terminate this Agreement effective immediately upon written notice to the other Party.
7.16    Assignments. Neither this Agreement nor any interest hereunder may be assigned, nor any other obligation delegated, by a Party without the prior written consent of the other Party. Notwithstanding the foregoing, (a) Ligand may monetize the value of its royalty stream and other payments under the Agreement by assigning to a Third Party the right to receive royalties and other payments and right to receive royalty reports from Licensee, provided that Ligand gives sixty (60) days’ prior written notice to Licensee; and (b) either Party shall have the right to assign this Agreement without consent of the other Party to an Affiliate of the assigning Party or to any successor in interest to the assigning Party by operation of law, merger, consolidation, or other business reorganization or the sale of all or substantially all of its assets relating to the subject matter of this Agreement in a manner such that the assigning Party will remain liable and responsible for the performance and observance of all of its duties and obligations hereunder. This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 11.5 (Assignments) will be null and void.
7.17    Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through its Affiliates or may exercise some or all of its rights under this Agreement through its Affiliates; provided, that each Party shall remain responsible and be the guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance; provided, however, that Ligand will first use reasonable efforts to seek payments due under this Agreement from the applicable Affiliate prior to requiring payment from Licensee. In particular and without limitation, all Affiliates of a Party that receive Confidential Information of the other Party pursuant to this Agreement shall be governed and bound by all obligations set forth in ARTICLE 6 (CONFIDENTIALITY). Each Party will prohibit all of its Affiliates from taking any action that such Party is prohibited from taking under this Agreement as if such Affiliates were parties to this Agreement.

7.18    Relationship of the Parties. The Parties shall perform their obligations under this Agreement as independent contractors and nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. Neither Party will have any right, power or authority to assume, create, or incur any expense, liability, or obligation, express or implied, on behalf of the other.
7.19    No Use of Names. Except as otherwise required under applicable Law, or as otherwise permitted under Section 6.3 (Public Announcements), neither Party will use the name of the other Party in its advertising, press releases or promotional materials without the prior written consent of such other Party.
7.20    Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement will be in writing and will be deemed to have been sufficiently given if delivered in person (in which case, it will be effective upon delivery), transmitted by e-mail (delivery and read receipts requested; in which case, it will be effective upon receipt of read receipt) or by express courier service (signature required; in which case, it will be effective two (2) business days after being deposited with such courier service), to the Party to which it is directed at its address or e-mail address shown below, or such other address or e-mail address as such Party will have last given by notice to the other Party.
If to Ligand:    Ligand Pharmaceuticals Incorporated
3911 Sorrento Valley Blvd #110

San Diego, CA 92121
Attention: General Counsel
E-Mail: CBerkman@ligand.com

With a copy to (which shall not constitute notice hereunder):

Latham & Watkins LLP
12670 High Bluff Drive
San Diego, CA, 92130
Attention: Steven T. Chinowsky, Esq.
Fax: (858) 523-5450

If to Licensee:	Roivant Sciences GmbH Viaduktstrasse 8
4051 Basel
Switzerland
Attention: Head of Global Transactions
E-Mail: sascha.bucher@roivant.com

With a copy to (which shall not constitute notice hereunder):

Roivant Sciences, Inc.

320 37th Street, 5th Floor
New York, NY 10018 USA
Attn: Legal Department
E-Mail: legal@roivant.com
7.21    Governing Law. The rights and obligations of the Parties under this Agreement shall be governed, and shall be interpreted, construed, and enforced, in all respects by the Law of the State of New York, without giving effect to any conflict of Law rule that would result in the application of the Law of any jurisdiction other than the internal Law of the State of New York to the rights and duties of the Parties.
7.22    Dispute Resolution.
(a)    Senior Management. With respect to any disputes between the Parties concerning this Agreement, the dispute shall be submitted to escalating levels of Licensee and Ligand senior management for review. If the dispute cannot be resolved despite such escalation, then the matter may be referred by either Party to the Executive Officers, who must have authority to enter an agreement without further approval required by such Party, to be resolved by negotiation in good faith as soon as is practicable but in no event later than thirty (30) days after referral. Such resolution, if any, by the Executive Officers shall be final and binding on the Parties. If the Executive Officers are unable to resolve such dispute within such thirty (30) day period, each Party may initiate arbitration proceedings in accordance with Section 11.11(b) (Arbitration), provided that it has complied with this Section 11.11(a) (Senior Management).
(b)    Arbitration. All disputes arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, or relating in any way to the relationship between the Parties with respect to LGD-6972 or any Product, shall be finally and exclusively settled by arbitration by a panel of three (3) arbitrators, provided such dispute is not an “Excluded Claim.” Each Party shall select one (1) arbitrator, and those two (2) arbitrators shall select the third arbitrator. If the two (2) Party-nominated arbitrators are unable to agree upon the third arbitrator within sixty (60) days, the third arbitrator shall be selected as provided in the AAA Rules. All of the arbitrators shall have significant legal or business experience in pharmaceutical licensing matters. The arbitrators shall not be employees, directors or shareholders of either Party or any of their Affiliates. In any arbitration pursuant to this Agreement, the award or decision shall be rendered by a majority of the members of the panel provided for herein, with each member having one (1) vote. The arbitrators shall have the authority to permit discovery for no more than sixty (60) days, to the extent deemed appropriate by the arbitrators, upon reasonable request of a Party. The arbitrators shall hold proceedings during a period of no longer than forty-five (45) calendar days promptly following conclusion of discovery. The arbitrators shall render a written decision with their resolution of the dispute that shall set forth in reasonable detail the facts of the dispute and the reasons for their decision within four (4) months of the filing of the notice of arbitration, and the arbitrator(s) shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the Parties or by the arbitrator(s) if necessary. The decision of the arbitrators shall be final and non-appealable and binding on the Parties. As used in this Section 11.11(b) (Arbitration), the phrase “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.
(c)    Arbitration Proceeding. The arbitration proceeding shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) with such proceedings to be held in New York, New York, United States. The arbitrators will apply the substantive law specified in Section 11.10 (Governing Law). Judgment upon the award rendered by arbitration may be issued and enforced by any court having competent jurisdiction. The arbitrator’s fees and expenses shall be shared equally by the Parties. Each Party shall bear and pay its own expenses incurred in connection with any dispute resolution under this Section 11.11 (Dispute Resolution). The arbitration proceedings and the outcome thereof shall be confidential. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrator hereunder or pending the arbitrator’s decision of the dispute subject to arbitration.
7.23    Headings. The article, section and subsection headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of the articles, sections or subsections to which such headings apply.
7.24    Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but, if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or of this Agreement. The Parties will make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.
7.25    Counterparts. This Agreement may be executed in counterparts (including by pdf or electronic signature), each of which shall be deemed an original and all of which together shall constitute one instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.
LIGAND PHARMACEUTICALS    ROIVANT SCIENCES GMBH
INCORPORATED

(“Ligand”)    (“Licensee”)

By:    /s/ John L. Higgins        By:    /s/ Sascha Bucher

Name:    John L. Higgins         Name:    Sascha Bucher

Title:     Chief Executive Officer         Title:    VP, Head of Global Transactions

EXHIBIT A
LGD-6972
Chemical structure of LGD-6972
[***]

EXHIBIT B
Licensed Patents
[***]

EXHIBIT C
Captisol® SPECIFICATIONS

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